EXHIBIT 2.1
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                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                                TROY GROUP, INC.

                                  AS PURCHASER,

                                       AND

                     EXTENDED SYSTEMS OF IDAHO, INCORPORATED

                                    AS SELLER

                                       AND

                          EXTENDED SYSTEMS INCORPORATED
                            AS CO-OBLIGOR WITH SELLER




                            DATED AS OF MAY 30, 2001



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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
1.  Defined Terms...........................................................  1

2.  The Asset Purchase Transaction..........................................  7
           2.1.    The Purchase and Sale of Assets..........................  7
           2.2.    The Consideration for the Assets.........................  7
           2.3.    The Closing..............................................  8
           2.4.    Actions at the Closing...................................  8
           2.5.    Post-Closing Adjustment for Inventory....................  8
           2.6.    Additional Consideration Upon Consent of Oki Data........  8

3.   Other Agreements.......................................................  8
           3.1.    German Employee Indemnification Agreement................  8
           3.2.    Non-Solicitation Agreement............................... 10
           3.3.    Confidentiality.......................................... 10
           3.4.    License-Back from Purchaser to Seller.................... 11
           3.5.    Non-Competition Agreement................................ 11
           3.6.    Post-Closing Matters..................................... 11

4.  Representations and Warranties of the Seller............................ 11
           4.1.    Organization............................................. 12
           4.2.    Authority................................................ 12
           4.3.    Financial Statements..................................... 12
           4.4.    Personal Property, Inventories and Title to Property..... 13
           4.5.    Intellectual Property Rights............................. 13
           4.6.    Litigation............................................... 14
           4.7.    Compliance with Laws..................................... 14
           4.8.    Entire Business.......................................... 14
           4.9.    Contracts................................................ 14
           4.10.   Certain Transactions..................................... 15
           4.11.   Employees, Effect on Assets or EXP Business.............. 16
           4.12.   Employee Benefits, Effect on Assets or EXP Business...... 17
           4.13.   Licenses and Permits..................................... 17
           4.14.   Truthfulness............................................. 18
           4.15.   Environmental Matters.................................... 18
           4.16.   Tax Matters, Effect on Assets or EXP Business.............18
           4.17.   No Sale.................................................. 18
           4.18.   Brokers and Finders...................................... 19
           4.19.   Purchase Commitments..................................... 19
           4.20.   Certain Reports.......................................... 19
           4.21.   Sole Ownership............................................19
           4.22    Board Action..............................................19

5.  Representations and Warranties of Purchaser............................. 19
           5.1.    Organization............................................. 19
           5.2.    Authority................................................ 19
           5.3.    Truthfulness..............................................20
           5.4.    Board Action............................................. 20
           5.5     Brokers and Finders.......................................20

6.  Further Covenants and Agreements........................................ 21

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7.  Conditions Precedent to Obligations of Purchaser........................ 20
           7.1.    Performance by Seller.................................... 20
           7.2.    Representations and Warranties........................... 21
           7.3.    No Actions or Proceedings................................ 21
           7.4.    No Material Adverse Change............................... 21
           7.5.    Seller's Certificate..................................... 21
           7.6.    Satisfaction of Counsel.................................. 21
           7.7.    Consents and Estoppels................................... 21
           7.8.    Title Reports, Lien, Judgment and Other Searches......... 22
           7.9.    New Hires................................................ 22
           7.10.   Bill of Sale, Delivery of Assets and Assignment of
                     Intellectual Property.................................. 22
           7.11.   Board Actions............................................ 22

8.  Conditions Precedent to Obligations of Seller........................... 22
           8.1.    Performance by Purchaser................................. 22
           8.2.    Representations and Warranties........................... 22
           8.3.    No Actions or Proceedings................................ 22
           8.4.    Officer's Certificate.................................... 23
           8.5.    License-Back Agreement................................... 23
           8.6.    Satisfaction of Counsel.................................. 23
           8.7.    The Consideration........................................ 23
           8.8.    Board Action............................................. 23

9.  Indemnification......................................................... 23
           9.1.    Indemnities.............................................. 24
           9.2.    Claims Procedures........................................ 24
           9.3.    Limitations.............................................. 25

10. Miscellaneous........................................................... 25
           10.1.   Specific Performance; Attorneys' Fees.................... 25
           10.2.   Expenses................................................. 26
           10.3.   Amendments and Waivers................................... 26
           10.4.   Transferability; Assignment.............................. 26
           10.5.   Termination.............................................. 26
           10.6.   Notices.................................................. 26
           10.7.   Governing Law; Choice of Forum........................... 27
           10.8.   Partial Invalidity....................................... 27
           10.9.   Section Headings......................................... 28
           10.10.  Counterparts............................................. 28
           10.11.  Entire Agreement......................................... 28
           10.12.  Public Announcements..................................... 28
           10.13.  Gender................................................... 28
           10.14.  No Waiver; Cumulative Remedies........................... 28
           10.15.  Survival................................................. 28



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                            ASSET PURCHASE AGREEMENT

                             EXHIBITS AND SCHEDULES



EXHIBITS

EXHIBIT "A-1"   List of fixed assets and Inventory
EXHIBIT "A-2"   Description of Intellectual Property Rights and
                Intellectual Property Deliverables
EXHIBIT "A-3"   Excluded Assets

EXHIBIT "B"     Assumed Liabilities and Excluded Liabilities

EXHIBIT "C"     EXP Business's Unaudited Financial Statements

EXHIBIT "D"     German Selected Employees

EXHIBIT "E"     License-Back Agreement

EXHIBIT "F"     EXP Products

EXHIBIT "G"     ASIC License Agreement

EXHIBIT "H"     Mold License Agreement

EXHIBIT "I"     Transition Matters


SCHEDULES

Schedule 4.2    Required Consents; Conflicts
Schedule 4.5    Patents
Schedule 4.6    Litigation
Schedule 4.9    Contracts
Schedule 4.10   Certain Transactions
Schedule 4.11   Employees
Schedule 4.12   Employee Plans
Schedule 4.15   Environmental Matters
Schedule 4.19   Purchase Commitments



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                            ASSET PURCHASE AGREEMENT


           This ASSET PURCHASE AGREEMENT is dated as of May 30, 2001, ("Agreement"), by and among TROY GROUP, INC., a Delaware corporation ("Purchaser"), and EXTENDED SYSTEMS OF IDAHO, INCORPORATED, an Idaho corporation ("Seller"), as the owner of the EXP Business, as defined below, and Extended Systems Incorporated, a Delaware corporation ("ESI"), the corporate parent of Seller and co-obligor of the Seller's obligations under this Agreement. (The EXP Business shall also be referred to as "Target Business" and ESI shall also sometimes be referred to as "Co-Obligor".)

           Pursuant to the terms, conditions and covenants contained herein, Seller wishes to sell to Purchaser, and Purchaser desires to purchase from Seller, the net assets and certain liabilities of the ExtendNet Printing Solutions operations of Seller as conducted in Boise, Idaho and Herrenberg, Germany and as more specifically described below; provided, however, that Purchaser will not hire the personnel of either the UK or French operations of the EXP Business, nor will Purchaser acquire the Boise, UK, French or German facilities of the EXP Business. Purchaser would be interested in hiring as "new hires" on the Transition Date most if not all of the personnel in Boise and Germany associated with the EXP Business, subject to normal due diligence inquiry regarding such personnel.

           NOW, THEREFORE, in consideration of the premises and the respective promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

           1. Defined Terms. The following terms shall have the respective meanings ascribed to them below:

           "Affiliate" shall mean, with respect to any party, any person who directly or indirectly through stock ownership or through any other arrangement either controls, or is controlled by (including, specifically, Extended Systems Incorporated and ES-GmbH as defined below), or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such party by reason of ownership of voting stock or other equity interests, by contract or otherwise.

           "Assets" shall mean all right, title and interest of the Seller in and to, the Tangible Personal Property listed in Exhibit A-1 attached hereto (including the Inventories); all rights, benefits, privileges, obligations, liabilities and interests under the Contracts listed in Schedule 4.9 (including all security and other deposits, advances, claims and credits thereunder); copies of the lists of customers, the supplier lists and marketing plans for the EXP Business, marketing collateral, such as data sheets and sales guides; the Intellectual Property Rights, as defined below and described on Exhibit A-2, the Intellectual Property Deliverables as defined below and described on Exhibit A-2; Licenses; Warranties; Records; and including all of the foregoing acquired by or on behalf of the EXP Business between the date of this Agreement and the Closing Date. Assets shall specifically include the fixed assets and Inventory described in Exhibit A attached hereto, the Intellectual Property Rights described in Exhibit A-2 attached hereto and the Intellectual Property Deliverables as defined below and described in Exhibit A-2. Assets shall specifically exclude cash on hand and in bank accounts, cash equivalents, investments, marketable securities, Receivables, any real property and the improvements thereon, any leaseholds in real property and any motor vehicles.

           "Assumed Liabilities" shall mean the Assumed Liabilities described in Exhibit B attached hereto and shall include the warranty obligation of Seller under the Contracts acquired by Purchaser and all products sold by Seller prior to the Transition Date (except products sold to Zebra Technologies Corporation), up to an amount not to exceed an aggregate of $125,000 during any twelve month period, first commencing with the Closing Date (subject to upward adjustment in the event Purchaser's per unit repair costs exceed one hundred five percent [105%] of Seller's standard per unit repair costs as of the Closing Date) for a period of twenty four

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(24) months after the Closing; all other liabilities shall be excluded, including, but not limited to, all payables and all warranty obligations with respect to EXP Products sold by Seller to Zebra.

           "Closing" shall have the meaning specified in Section 2.3.

           "Closing Date" shall have the meaning specified in Section 2.3.

           "Confidential Information" means any information concerning the business and affairs of the Purchaser or Seller which is not generally known or available to the public.

           "Consideration" shall mean the cash referred to in Section 2.2.

           "Contracts" shall mean, collectively, and "Contract" shall mean, individually, the development agreements, marketing agreements, distribution agreements, maintenance agreements, service agreements, equipment or other personal property leases, license agreements, agency agreements, purchase orders, sales orders, blanket or master agreements with customers, supply contracts, output or requirements contracts, commitments to purchase or sell goods, products or services of any kind, restrictive covenants of any kind, and other contracts and agreements of any kind or nature listed on Schedule 4.9, by which the Target Business or the Assets (in whole or in part) are subject, and all rights, interests, benefits, obligations, liabilities and privileges arising thereunder.

           "Co-Obligor" shall mean ESI. ESI shall have primary co-extensive, joint and several, responsibility and liability (and not as guarantor) with Seller and Es-GmbH for all covenants, agreements, representations, warranties, indemnifications, obligations and liabilities of Seller and ES-GmbH arising out of this Agreement and all Exhibits, Schedules, Closing documents and related documents.

           "Employee" shall mean any current, active or inactive, employee of Seller and ES-GmbH whose job is dedicated to the Target Business.

           "Employee Plan" shall have the meaning specified in Section 4.12.

           "Environmental Laws" shall have the meaning specified in Section
4.15.

           "ERISA"  shall have the meaning specified in Section 4.12

           "ES-GmbH" shall mean Extended Systems GmbH ("ES-GmbH"), a Gesellschaft mit beschrankter Haftung formed under the laws of the Federal Republic of Germany which is an Affiliate of Seller having its sole operation at Schwarzwaldstra(beta)e 99, D-71083 Herrenberg.

           "Excluded Liabilities" shall mean any and all liabilities not expressly assumed hereunder as well as, without limitation, those listed on Exhibit B attached hereto, and specifically, any and all liabilities or obligations with respect to Seller's British and French operations, all payables of the EXP Business incurred prior to the Closing as well as all warranty obligations with respect to EXP Products sold by Seller to Zebra.

           "EXP Business" shall mean the ExtendNet Printing Solutions operations as conducted by Seller and its affiliate, ES-GmbH, in Boise, Idaho and Herrenberg, Germany, respectively, and includes all current operations related to the sale, manufacture, research and development of the EXP Products listed on Exhibit F or provided under the Contracts described in Schedule 4.9.

           "EXP Products" shall mean those products listed on Exhibit F attached hereto.

           "German Employees" shall mean the Employees of ES-GmbH whose jobs are dedicated to the Target Business, whether to be hired by Purchaser or its designee or not.

           "Hazardous Substances" shall have the meaning specified in Section 4.15.

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           "Indebtedness" shall mean any (i) debt for the payment of money or borrowed money or for the deferred purchase price of property or services, (ii) obligations evidenced by notes, bonds, debentures or other instruments, (iii) lease obligations which would normally be capitalized under GAAP, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of any of the types referred to in clauses
(i), (ii) or (iii) above.

           "Intellectual Property Deliverables" shall mean, as related to the EXP Business, copies of lists of customers, lists of suppliers, marketing plans for the EXP Business, marketing collateral (such as data sheets and sales guides), source code versions of software and firmware in electronic form, source code listings for software and firmware along with related commentary, explanations and other documentation and protocols, design documentation for hardware and firmware, testing documentation and schedules, lists of all known outstanding technical issues, including hardware and firmware bugs, instructions to compile the source code, install it and run it, as well as encompassing all corrections, changes, modifications and enhancements made to such software and firmware or source code, manufacturing procedures, manufacturing issues, ECO history and specifications for any in process development, LAN analyses, FCC, CE, UL and other certification and documentation, such as Novell "Yes" certification, any RTOS, protocol or other software tools, and related licenses, under development software tools used by Seller in the EXP Business that are no longer commercially readily available.

           "Intellectual Property Rights" shall mean the intellectual property described in Exhibit A-2, which includes (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Trade Names, and (v) shop rights, copyrights, inventions, technology, proprietary processes and all other intellectual property rights, whether registered or not, relating to the EXP Products, providing, however, that, as described in Section 3.4. hereof, and contained in Exhibit E attached hereto, Purchaser shall grant back to Seller a license with respect to those Intellectual Property Rights necessary for Seller's remaining operations.

           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Inventories" shall mean all inventories of completed units, parts on hand and WIP of the EXP Products as well as all BINTEC inventories.

           "Know-how" shall mean all trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, manufacturing procedures, product designs, specifications, work flow analyses, charts and designs, selling, quoting, bidding and other business techniques, methods and systems, customer requirements, quality control procedures, computer databases and software, customer and supplier telephone numbers and facsimile numbers, technology and all other information and similar intangibles, including, without limitation, technical information, safety information, research records, market information and surveys and all promotional literature, customer and supplier lists (and all other information relating to suppliers and customers) and similar data owned or controlled by Seller and necessary to the manufacture and marketing of the EXP Products.

           "Liabilities" shall mean, collectively, with respect to any Person, all types of Indebtedness, liabilities, obligations, debts, duties and responsibilities of, and all claims, demands, judgments, orders, fines and penalties against, such Person of any kind or nature whatever, fixed or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed.

           "Licenses" shall mean all industry certifications of the EXP Business or the Assets (or any part thereof), to the extent assignable by Seller.

           "Lien" shall mean any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, restriction or security interest of any kind or nature whatever, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

           "Material Contract" shall mean any, and "Material Contracts" shall mean all, of the following Contracts: (a) any Contract providing for the purchase of Inventories (other than routine purchase orders made

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in the ordinary course of business consistent with past practice) by, or the sale of Inventories to, the Target Business (e.g., distributor, franchise, purchasing and supplier agreements); (b) any Contract (other than routine purchaser orders received in the ordinary course of business consistent with past practice) with any customer of the Target Business; (c) any Contract relating to borrowings made by the Target Business, or pursuant to which Assets of the Target Business are pledged or assigned as collateral, or the EXP Business (in whole or in part) is restricted; (d) any Contract which in any manner relates to rights (contingent or otherwise) to acquire any security of, or interest in, the Target Business; (e) any Contract which is not terminable upon ninety (90) days (or shorter) notice without liability or cost to the Target Business; (f) any Contract which a reasonably prudent business person knowledgeable of the EXP Business and exercising reasonable business judgment would deem material to the EXP Business; and (g) any Contract entered into outside of the ordinary course of business and not consistent with past practice. All Material Contracts are set forth in Schedule 4.9.

           "Patents" shall mean those patents as defined in Schedule 4.5, (including all reissues, divisions, continuations, continuations in part and extensions thereof) and all other patent rights (including, without limitation, all claims against third parties for past infringement not heretofore asserted) associated with those patents defined in Schedule 4.5.

           "Person" shall mean any natural person, corporation, association, partnership, governmental agency or subdivision thereof, joint venture or other entity.

           "Purchaser" shall mean Troy Group, Inc., a Delaware corporation.

           "Receivables" shall mean, collectively, all accounts receivable, claims, notes and other amounts receivable by, or owed to, the Target Business or which may be claimed by the Target Business as a result of the operation or ownership of the EXP Business (or any part thereof), including, without limitation, all amounts due from franchisees, customers, vendors and Employees, together with any unpaid financing charges accrued thereon, whether or not arising in the ordinary course of business.

           "Records" shall mean, collectively, originals, or, to the extent originals are not available, true and complete copies, of all business, accounting and financial records, contract records, personnel records for those employees hired by Purchaser, files, books and documents of the Target Business, including, without limitation, production, testing, quality control, sales, marketing and advertising data and materials, customer and supplier records and mailing lists of any and all types, vendor and customer invoices, billing records, art work, photographs and advertising material, manuals and teaching aids, and all other records relating to the Target Business as presently and heretofore conducted.

           "Selected Employees" shall mean the U.S. Employeesselected by Purchaser to be employees of Purchaser or its designee after the Closing during or at the end of the Transition Period.

           "Seller" shall mean Extended Systems of Idaho, Incorporated an Idaho corporation, except that for the purposes of Sections 2.1., 2.4., 3.1., 3.2., 3.3., 3.5., 3.6. and Sections 4, 6, 7 and 10 in their entirety, the term "Seller" herein shall include ESI and ES-GmbH as well as Extended Systems of Idaho, Incorporated and any Affiliates of Seller with any interest, legal or beneficial, in the Assets.

           "Tangible Personal Property" shall mean, collectively, all fixed assets, machinery, equipment and tools used solely for the production or testing of products for the EXP Business or in connection with the development of products solely for the EXP Business, computers (including personal computers), furniture, fixtures, Inventory and other tangible personal property of any kind or nature used by the Seller solely in the conduct of the EXP Business and identified in Exhibit A-1. Tangible Personal Property shall not include any personal property excluded from the definition of "Assets".

           "Target Business" shall mean the EXP Business.

           "Taxes" shall mean all taxes of any kind, including, without limitation, those on, or measured by or referred to as, income, gross receipts, capital gains, built-in gains, retained earnings, sales (including, without limitation, sales taxes due or payable on leases), use, ad valorem, franchise, profits, license, withholding,

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payroll, employment, excise, severance, stamp, documentary stamp, intangible
(recurring and non-recurring), occupation, premium, property or windfall profits taxes, customs duties or similar fees, import or export duties, and assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

           "Trademarks" shall mean trademarks and service marks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use in the EXP Business, together with the associated good will thereof.

           "Trade Names" shall mean, collectively, trade names, brand marks, trade dress, and brand names and all other names and slogans used exclusively in connection with the Target Business and for which no trademark registration has been obtained and for which no application is pending including, but not limited to, "ExtendNet Printing Solutions, "ExtendNet MPX", "ExtendNet 100X" and "ExtendView Software", together with the associated good will thereof.

           "Transition Date" shall mean the last day of the Transition Period.

           "Transition Period" shall mean the time beginning with the Closing and ending July 31, 2001, or sooner as may be agreed to in writing by Seller and Purchaser.

           "Unaudited Financial Statements" shall mean the unaudited Income Statements and Sources of Revenue Statement (and underlying support) of the EXP Business from first quarter of fiscal 1999 through fourth quarter of fiscal 2000, copies of which are attached hereto as Exhibit C.

           "Warranties" shall mean, collectively, all warranties in favor of the EXP Business with respect to any and all Tangible Personal Property or pursuant to any Material Contract or Intellectual Property Rights, including, without limitation, warranties of any supplier of Tangible Personal Property (including Inventories) sold to the EXP Business, whether resold or to be resold by the EXP Business to its customers.

           2. The Asset Purchase Transaction.

                   2.1. The Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, ESI will cause Seller and its Affiliates to, and the Seller and its Affiliates will, sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered to Purchaser, all legal and beneficial interest in the Assets and Purchaser will purchase, acquire, accept and pay for, as hereinafter provided, the Assets in exchange for the Consideration, and Purchaser shall assume the Assumed Liabilities. Both parties agree that this Agreement relates to the sale of a segment of an enterprise, and the Purchaser is therefore confident that no Value Added Tax obligation should result from the transaction to which this Agreement relates. Nonetheless, Purchaser shall be solely responsible for any Value Added Tax obligations including any interest and penalties resulting from the purchase of the Assets and shall be paid by Purchaser in addition to the Consideration.

                   2.2 The Consideration for the Assets.

(a) Subject to the terms of this Agreement, at the Closing, in exchange for the Assets . Purchaser shall transfer and deliver to the Seller cash in the sum of U. S. $1,129,475, which includes a preliminary estimate of the value of the Inventories of $1,444,167 (the "Estimated Inventory Value") that is subject to post-Closing adjustment in accordance with Section 2.5 below. This does not include any additional consideration set forth in Section 2.6.

(b) The Consideration and Assumption of Liabilities of $125,000 shall be allocated as follows:

           Cash
           ----

           $1,740,517    consisting of the net book value of the Inventory plus
                         $225,000 and net book value of furniture, fixtures and equipment plus $25,000 as described by Section
                         1.338-6T(b)(2)(iv) of the Federal Income Tax
                         Regulations;

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           Assumption of Liabilities
           -------------------------

           $25,000 for goodwill and other intangible assets as described by Sections 1.338-6T(b)(2)(vii) and 1.338-6T(b)(2)(v)
                         of the Federal Income Tax Regulations;

           $100,000      with respect to Transition Period services from Seller.

Neither Purchaser nor Seller shall treat the allocation of the Consideration and Assumption of Liabilities inconsistently with the allocations set forth above for tax purposes, and in no tax audit, tax examination, tax review or tax litigation shall Seller or Purchaser claim or assert that the allocation of the Purchase Price is or should be inconsistent with that set forth above.

                   2.3. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller at 5777 N. Meeker Ave, Boise, Idaho 83713, commencing at 2:00 p.m. local time on May 31, 2001 (the "Closing Date") or any other time or place agreed to by the parties hereto.

                   2.4. Actions at the Closing. At the Closing: (i) the Seller will label as property of Purchaser, or deliver or cause to be delivered to Purchaser the Assets (subject to the additional time for delivery permitted under Section 3.6[b]) as well as the various certificates, instruments, agreements and documents referred to in Section 7 of this Agreement; (ii) Purchaser will deliver or cause to be delivered to Seller the various certificates, instruments, agreements and documents referred to in Section 8 of this Agreement and will transfer to Seller the cash referred to in Section 2.2. above.

                   2.5. Post-Closing Adjustment for Inventory. Upon delivery by Seller of a finalized list of Inventories transferred to Purchaser, in accordance with Section 4.4.3, Purchaser will pay to Seller (or Seller will pay to Purchaser) the difference between the net book value on the books of Seller of the Inventories transferred to Purchaser and the Estimated Inventory Value set forth in Section 2.2(a).

                   2.6. Additional Consideration Upon Consent of Oki Data. Upon receipt by Seller of the written consent from Oki Data Corporation / Oki Data America, Inc. to the assignment to Purchaser by Seller of the Oki Data Agreements [the Subcontract Agreement dated September 30, 1998 and a Development Agreement dated January 3, 2000 (together, as amended to date, the "Oki Agreements") with Oki Data Corporation and/or Oki Data America, Inc. (collectively, "Oki")], Seller will promptly deliver copies of such written consent to Purchaser, and Purchaser will within three business days thereafter transfer and deliver to the Seller further Consideration in the form of cash in the sum of U.S. $250,000.00.

           3. Other Agreements.

                   3.1. German Employee Indemnification Agreement.

                   3.1.1 Purchaser shall assume after expiration of the Transition Period employment of all the German Employees listed in Exhibit D to this Agreement ("German Selected Employees"). (The Employees not listed in Exhibit D are the ("German Non-selected Employees").

                   3.1.2 All claims of the Employees in connection with the employment relationship, including, but not limited to claims to wages, salary, any bonuses, remuneration for inventions, holiday entitlement, damage claims as well as the relevant payments to social security of the employer and wage tax, disability or medical leave or other employee benefits or legal claims of any kind (collectively the "Claims") shall be borne by Seller to the extent attributable to the period ending on the Closing Date. Claims shall include deferred compensation, profit sharing plans, stock purchase plans, stock options, stock appreciation rights, plans, phantom stock plans and the like ("Participation Rights").

                   3.1.3 With effect from the Closing Date, Claims of German Selected Employees shall be borne by Purchaser. However (i) Seller shall continue to bear any claims according to the Employees Invention Act arising prior to the Closing Date with respect to inventions that are not assigned to Purchaser, and (ii) claims in connection with Participation Rights arising prior to the Closing Date.

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                   3.1.4 Seller shall promptly deliver to Purchaser, no later than the Transition Date, copies of all personnel documents with regard to the German Selected Employees.

                   3.1.5 Both Seller and Purchaser shall use their best efforts that none of the German Selected Employees will make use of his/her right to contradict the sale of the Assets and none of the German Non-selected Employees will claim employment with the Purchaser or its German designee. Seller will inform German Non-Selected Employees of the sale and transfer of Assets and the consequences under German labor law immediately after the Closing.

                   3.1.6 The Seller and ESI agree, jointly and severally, to indemnify and hold Purchaser and its German designee harmless from any and all Claims with respect to German Non-selected Employees as well as any other liabilities, obligations, settlements, expenses and costs, including attorneys' fees, witness' fees and court costs, damages or claims arising out of employment termination or attempted termination (even if Purchaser or its German designee is deemed under German law to have caused such termination or attempted termination) of German Non-selected Employees incidental to the transaction contemplated by this Agreement ("Costs"). The indemnification applies mutatis mutandis to all Claims of Employees and Costs connected therewith pertaining to time periods before the Closing Date and to German Selected Employees as far as
Section 3.1.3 second sentence applies.

                   3.1.7 In case of the continuation by operations of law of an employment relationship of a German Non-selected Employee with the Purchaser or its German designee, the Purchaser undertakes, at the request of the Seller, to undertake all measures and deliver all statements which may be required to end such a employment relationship. Moreover, the Purchaser undertakes to give the Seller the opportunity-at the expense of the Seller- to defend such claims and, if appropriate, to file a declaratory action with the court concerning the non-transfer of the employment relationship.

                   3.2. Non-Solicitation Agreement. For a period of three (3) years after the Closing Date, the Seller hereby covenants and agrees that neither it nor any Affiliate shall solicit or induce in any manner nor hire any Selected Employee after the Closing Date, or cause any such person to cease his relationship as such with the Target Business or Purchaser. During the Transition Period as defined in Section 3.6(c) below, Seller shall promptly notify Purchaser if it receives knowledge of any Selected Employee's intent not to be employed by, or cease to be employed by, Purchaser or any designee of Purchaser.

                   3.3. Confidentiality. Each party shall protect the other's CONFIDENTIAL INFORMATION from unauthorized dissemination and use with at least the same degree of care as it protects its own like information, and no less than a reasonable degree of care. The receiving party agrees not to transfer, disclose, or distribute the other's CONFIDENTIAL INFORMATION to any third party, directly or indirectly, without the prior written consent of disclosing party, except that receiving party shall be authorized to disclose CONFIDENTIAL INFORMATION to its employees with a need to know such information, provided such employees are bound to retain the confidentiality under provisions similar to this Agreement. Except as expressly provided in this Agreement, no ownership or license rights are granted in any CONFIDENTIAL INFORMATION. These obligations shall not apply to information that is:
a) rightfully previously known or acquired from a third party without continuing restriction on use, or
b) which is or becomes part of the public domain through no breach of this Agreement,
c) is independently developed by the receiving party without access to the CONFIDENTIAL INFORMATION,
   OR
d) the residuals resulting from access to or work with such Confidential Information, provided that such party shall maintain the confidentiality of Confidential Information as provided in the NDA. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. In the event the receiving party is required to disclose the CONFIDENTIAL INFORMATION pursuant to a judicial or governmental order or to comply with applicable laws or regulations, such party will promptly notify the disclosing party to allow intervention in response to such order and shall cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality

                   3.4. License-Back Agreement. Purchaser shall license-back to Seller those Intellectual Property Rights necessary for Seller's remaining operations, as set forth in an agreement between the parties in the form of Exhibit E attached hereto.

                   3.5. Non-Competition Agreement. Except as expressly permitted in the License-Back Agreement (Exhibit E), Seller shall not for a period of three (3) years after the Closing, either solely or jointly with any other person or entity directly, or indirectly itself or through any effort by Seller acting indirectly through any of its subordinates, Affiliates or subsidiaries carry on or be engaged in or interested in (except as the holder for investment of securities traded on a stock exchange and not exceeding ten percent (10%) of any class) within the United States or Europe in the manufacture of hardware products which are commercial substitutes for existing products in the EXP Business. This covenant not to compete expressly includes providing information, technology, expertise or know-how relating to the Intellectual Property Rights or Intellectual Property Deliverables to third persons to be used in such prohibited manufacture. In the event that any provision of this Section 3.5 is more restrictive than permitted by the law of the jurisdiction in which Purchaser seeks enforcement thereof, the provisions of this Section shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any provision of this Section 3.5 is not specifically enforceable, the parties intend that the Purchaser shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

                   3.6. Post-Closing Matters. (a) after the Closing, from time to time, Seller shall without further consideration execute such documents and take such further actions as Purchaser may reasonably request in order to fulfill and complete the transaction contemplated by this Agreement; (b) (i) as soon as possible after the Closing and up to no longer than one (1) month after the Closing, Seller, shall, without further consideration, continue to disclose, convey, assign and deliver to the Purchaser such portions of the Intellectual Property Rights and Intellectual Property Deliverables as shall not have been conveyed to the Purchaser at the Closing, (ii) within sixty (60) days after the Closing, Seller, without further consideration, shall provide to Purchaser's personnel, upon reasonable request by Purchaser, up to three (3) weeks training with respect to the Intellectual Property Rights and Intellectual Property Deliverables, as well as twenty-four (24) hours of conference calls over the twelve (12) month period next succeeding the Closing Date in order to further transfer the Intellectual Property Rights and Intellectual Property Deliverables to Purchaser's personnel and; (c) during the Transition Period, Seller shall make available to Purchaser, in accordance with a mutually agreeable transition plan and upon a cost reimbursement basis consistent with Exhibit I the services in support of continued operation of the EXP Business for the benefit of Purchaser. Purchaser shall be permitted to use the tradenames, trademarks, trade dress, logos and style of packaging of Seller and ESI, without further consideration, during the Transition Period solely in connection with the EXP Products.

           4. Representations and Warranties of the Seller, ESI and ES-GmbH. As a material inducement to Purchaser to enter into this Agreement, the Seller, ESI and ES-GmbH, each, hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Schedules attached hereto, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

                   4.1. Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Idaho, with full power and authority to own or lease its properties and assets as presently owned or leased and to conduct its businesses as presently conducted and to consummate all transactions contemplated to be consummated by it under this Agreement. The Seller is in good standing and duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the EXP Business by it requires such qualification and where failure to be so qualified would have a material adverse effect on the EXP Business, the Assets or the Purchaser.

                   4.2. Authority. Seller has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing Date, each of such other agreements and instruments will be, duly executed and delivered by the Seller and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and each of such other agreements and instruments when duly executed and delivered by the Seller will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms. Except as set forth in Schedule 4.2, the execution and delivery by the Seller of this Agreement and such other agreements and instruments and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, permit the cancellation of, or result in the creation of a Lien on the EXP Business or any of the Assets pursuant to any Material Contract or instrument, judgment, order, decree, law, ordinance, rule or regulation to which the Target Business is a party or by which the Target Business or any of the EXP Business or any of the Assets is bound or affected, or the terms of any License held by the Seller or the Target Business, or (b) permit or result in the acceleration of the maturity of any Indebtedness of the Target Business, or of any Indebtedness secured by any Assets. Except as set forth in Schedule 4.2, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority or any other person is required or desirable to obtain for or in connection with the execution and delivery by the Seller of this Agreement or such other agreements and instruments or the consummation by the Seller of the transactions contemplated hereby or thereby.

                   4.3. Financial Statements. The Unaudited Financial Statements, true, correct and complete copies of which are attached as Exhibit C hereto, (a) were prepared in accordance with the books of account and records of the EXP Business on the accrual basis of accounting and (b) present fairly in all material respects the financial results of the operations of the EXP Business for the periods indicated therein.

                   4.4. Personal Property, Inventories and Title to Property.


                   4.4.1. Tangible Personal Property owned, leased or used by the Target Business is reflected on Exhibit A-1, and is provided "as is". Seller disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Tangible Personal Property.

                   4.4.2. (i) Seller and its Affiliates have, and at the Closing will convey to Purchaser, good and marketable title to all Tangible Personal Property of the Target Business, and a good and valid leasehold interest in all personal property leased by the Target Business, free and clear of all Liens.

                          (ii) To the knowledge of Seller, all of the Tangible
Personal Property owned or leased by the Target Business are being used and operated in material conformity with all applicable laws, statutes, codes, regulations and ordinances.

                   4.4.3. A true and complete list of all Inventories, of the Target Business as of the Closing Date, shall be delivered to Purchaser no later than June 4, 2001 (the "Inventory List").

                   4.5. Intellectual Property Rights. To the Seller's knowledge, the Intellectual Property Rights and the Contracts are, from an Intellectual Property Rights point of view, in the aggregate, sufficient in all material respects to continue operating the EXP Business as it is presently conducted and as it is contemplated to be conducted by the Seller through the quarter ended June 30, 2001 without infringement of any patent, trade secret, trademark or other intellectual property rights of others. Except as set forth in Schedule 4.5, the Target Business does not own, or has ever owned, or licenses, or has ever licensed or obtained, the right to use, any Patents. The Target Business is not using any Trademarks in connection with the EXP Business other than those listed on Exhibit A-2, Section 1 and, the Seller validly owns, beneficially and of record, and holds the entire right, title and interest in and to, all of the Intellectual Property Rights (including, without limitation, the Know-how) used in the EXP Business conducted by it, free and clear of any Lien. To the Seller's knowledge, the operation of the EXP Business does not and will not infringe any patent, trade secret, trademark, intellectual property rights, or any other rights of any nature whatsoever of others. No action, suit or arbitration, or legal, administrative or other proceeding, or governmental investigation, is, to the knowledge of the Seller, pending, nor, to the knowledge of the Seller, has any claim been asserted or threatened, which involves any Intellectual Property Rights of or used by the Target Business, and, to the knowledge of Seller, no state of facts exists under which any such action, suit, arbitration, proceeding or investigation might be based. The Target Business is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has the Target Business entered into or is it a party to any Contract, which restricts or impairs the use of any such Intellectual Property Rights.

                   4.6. Litigation. Except as set forth in Schedule 4.6, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any order, decree, judgment, settlement agreement or settlement order, in effect, in progress or pending, or to the Seller's knowledge, threatened against or relating to the Target Business or the Assets, nor does the Seller know or have reason to be aware of any basis for the same. Except as set forth in Schedule 4.6, the Target Business is not a party to any legal, administrative or Tax proceeding, or arbitration or mediation, of any kind or nature. Except as set forth in Schedule 4.6, there is no outstanding order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal or any settlement agreement or arrangement of any kind against, with, binding upon or involving the Seller, the Target Business (or any part thereof) or any of the Assets.

                   4.7. Compliance with Laws. To the knowledge of the Seller, the Target Business has complied and is currently in compliance in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards and orders applicable to it or the Assets including, without limitation, any thereof relating to wages, hours, hiring, promotions, retirement, working conditions, air or water pollution, disposal of wastes or hazardous or toxic substances, other environmental matters, nondiscrimination, health, safety, pensions, employee benefits, except where the failure to comply would not, as to individual failures or as to all failures in the aggregate, have a material adverse effect on the Target Business or the Assets.

                   4.8. Entire Business. The Assets to be purchased by Purchaser under this Agreement will effectively convey and vest in and to the Purchaser, directly or indirectly, unrestricted, unencumbered, 100% beneficial ownership of the Assets as described in Exhibit A-1 and in Exhibit A-2. The Intellectual Property Deliverables and the Tangible Personal Property, in the aggregate, include information, equipment and tools sufficient in all material respects to enable Purchaser to manufacture the EXP Products as they have been manufactured by Seller, except as expressly listed as excluded from the Assets (including excluded items described on Exhibit A-3).

                   4.9. Contracts.

                   4.9.1. Schedule 4.9 contains a true and complete list of all Material Contracts to which the Target Business is a party or which are or will be binding upon the Target Business (or any part thereof) or the Assets. Except for the Material Contracts listed on Schedule 4.9 (true and complete copies of which have been previously delivered to Purchaser or, in the case of oral agreements, if any, descriptions of which are set forth on Schedule 4.9), and routine purchase orders sent or received in the ordinary course of business consistent with past practice, neither the Target Business nor any of the Assets are bound or affected by any Material Contract.

                   4.9.2. The Seller has in all material respects performed all material obligations required to be performed by it through the Closing Date under all Material Contracts with respect to the EXP Business or any of the Assets to which it is a party or by which it is bound, and will in all material respects perform all material obligations required to be performed by it under Material Contracts through the Closing Date. Neither the Target Business nor, to the knowledge of the Seller's, any other party to a Material Contract with the Target Business, is in material default under any such Material Contract, and no event exists which with the giving of notice or the passage of time, or both, would create such a default.

                   4.9.3. Each of the Material Contracts set forth on Schedule
4.9 has been, and each Material Contract entered into after the date hereof will be, lawfully entered into and is or will be valid and in full force and effect and is or will be enforceable in accordance with its terms for the period stated in such Material

Contract. The Target Business has not received any notice of cancellation of (or notice of threat of cancellation of), nor are there any outstanding disputes under any Material Contracts.

                   4.9.4. Except as set forth on Schedule 4.9 and Schedule 4.2, the consummation of the transactions contemplated by this Agreement does not require any consent under any Material Contract (pursuant to or due to the existence of an anti-assignment provision, in order to avoid or prevent a default or acceleration of obligations, or otherwise), and the consummation of the transactions contemplated by this Agreement will not require any consent under any Material Contract entered into after the date hereof, in each case, which will not have been obtained by the Closing (and copies of such consents will be given to Purchaser on or prior to the Closing Date), and such consummation will not result in the termination of any right or privilege under any Material Contract now existing or entered into after the date hereof. The Target Business has not received notice that any party to any Material Contract intends to cancel such Material Contract, nor has any party given the Target Business notice of any alleged breach of any Material Contract or of its intent to take any legal action in order to enforce its rights thereunder.

                   4.9.5. Except as set forth in Schedule 4.9, neither the Target Business nor the Seller is a party to, nor is the Target Business or the Seller or the EXP Business (or any part or aspect thereof) bound by, any shareholders agreement, buy-sell agreement, non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting, in any fashion, the way in which the EXP Business (or any part or aspect thereof) is operated.

                   4.10. Certain Transactions. Except as set forth in Schedule 4.10, since March 31, 2001, the Target Business has conducted its business only in the ordinary course consistent with past practice and has not: (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind or any severance or termination pay to any Selected Employee; (ii) made any general wage or salary increases concerning any such Employees or increased or altered in any material respect any other benefits or insurance provided to or maintained on behalf of any such Employee or, except as set forth in Schedule 4.10, declared or paid any bonus to any such Employee;
(iii) mortgaged, pledged or subjected to Lien or any other restriction any of the Assets; (iv) sold, assigned or transferred or agreed to sell, assign or transfer any of the Assets which in the aggregate exceed $5,000 in value, other than sales of Inventories in the ordinary course of business consistent with past practice; (v) granted any rights or licenses relating to any Intellectual Property Rights or Intellectual Property Deliverables or entered into any licensing, franchise, agency, distributorship, requirements, output or similar arrangements; (vi) canceled or agreed to cancel any debts or claims other than in the ordinary course of business; (vii) waived or agreed to waive any material rights (contractual or otherwise); (viii) made or permitted any amendment or termination of any Material Contracts other than in the ordinary course of business; (ix) effected any change in the accounting methods or principles used in connection with its books, records and financial statements; (x) suffered any damage, destruction, deterioration, impairment or loss to any Assets or the Target Business, whether or not covered by insurance, or suffered any event or condition of any character, which, individually or in the aggregate with others, might reasonably be expected to have a material adverse effect on the Target Business or the financial condition or prospects of the Target Business; (x) suffered any material adverse change in its financial condition or operations;
(xi) incurred, assumed or guaranteed, or paid, discharged or satisfied, any obligations or Liabilities except in the ordinary course of business consistent with past practice; (xii) suffered any default under, or suffered any event which with notice or lapse of time or both would constitute a default under any Material Contract, debt instrument or other agreement to which the Target Business is a party or by which it or any of the Assets is bound; (xiii) terminated or amended, or suffered a termination or amendment of, any License; or (xiv) entered into any transaction not in the ordinary course of business.

                   4.11. Employees, Effect on Assets or EXP Business.

                   4.11.1. Schedule 4.11 contains a list setting forth the name and current annual salary and other compensation (of any kind) payable by the Target Business to each current Selected Employee with compensation in excess of $10,000 per year, and the profit sharing, bonus or other form of additional compensation paid or payable by the Target Business to or for the benefit of each such person for the current fiscal year. Except as set forth herein or in
Schedule 4.10 or under the employment, consulting or other agreements listed thereon or in Schedule 4.12, there are no oral or written contracts, agreements or arrangements obligating the Target Business to increase the compensation or benefits presently being paid or hereafter payable to any of such Employees or other persons or to pay any bonus. Except as set forth in Schedule 4.6, there is not now, and there will not be as of the Closing Date, any liability or basis for liability of the Target Business arising out of claims made or suits brought (including, without limitation, workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any such Employee or other employment matter attributable to an event occurring or a state of facts existing on or prior to the Closing Date and, to the Seller's knowledge, there is no threatened charge, complaint, allegation or other process or claim with regard to any of the foregoing.

                   4.11.2. Neither the Target Business nor the Seller is party to any collective bargaining agreement, written or oral, which covers any Employees or which is binding upon the Target Business. There have been, and there are, no strikes, grievances, disputes or controversies pending or, to the Seller's knowledge, threatened between the Target Business and any of its Employees or any union or other organization claiming to represent such Employees' interests. There is no request for union representation pending or, to the Seller's knowledge, no present union organizing or election activities in progress or threatened with respect to any Employees. There is no unfair labor practice complaint pending before the National Labor Relations Board or, to the Seller's knowledge, threatened against or relating to the Target Business or any of its Employees.

                   4.11.3. The Target Business has not engaged in any unfair labor practice or discrimination on the basis of race, age, gender, disability or otherwise in its employment conditions or practices with respect to Employees the effect of which, individually or in the aggregate, could have a material adverse effect on the Target Business or the Assets.

                   4.12. Employee Benefits. Schedule 4.12 annexed hereto contains a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance award, stock or stock-related award, fringe benefit or other employee benefit of any kind, whether formal or informal, proposed or final, funded or unfunded, and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Employee Plan") which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any of the Selected Employees, and which may have a material adverse effect on either the Assets or the EXP Business, and each management, employment, severance or consulting agreement or contract between the Target Business and any Employee, each, an "Employee Agreement". There are no oral employment or consulting or similar arrangements (other than purely "at will" employments or arrangements) between the Target Business and any Person (each, an "Employee Agreement").

                   4.13. Licenses and Permits. The Target Business has all Licenses necessary or appropriate for the operation of the Target Business and the use of its Assets and properties as presently operated or used by it (including FCC, CE, UL and other agency certifications) except where the failure to obtain such Licenses would not, individually or in the aggregate, have a material adverse effect upon the Target Business or the Assets. All Licenses held by the Target Business are valid and in full force and effect and no proceedings which could result in the termination or impairment of any such License are pending, or, to the Seller's knowledge, threatened. The Target Business is not in violation of, has not received any notice of any violation of, nor, to the Seller's knowledge, does any state of facts exist which could lead to a penalty in respect of or termination of any License. The consummation of this Agreement will not result in or create the loss or impairment of, or a reduction of the benefits or privileges conferred by, or an obligation to make payments of any kind to maintain, any License.

                   4.14. Truthfulness. No statement, representation or warranty of the Seller in this Agreement (including the Exhibits and Schedules hereto) or in any agreement, written document or certificate delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                   4.15. Environmental Matters. There has been no manufacture, refining, storage, disposal or treatment of Hazardous Substances (as hereinafter defined) by the Target Business at any real property currently or in the past owned, operated, used, leased or contracted for by the Target Business, or otherwise in violation of any Environmental Laws (as hereinafter defined) or which would require remedial action under any Environmental Law. During the past five years the Target Business has not received (a) notice of any such violation with respect to any Hazardous Substance at or by any of such real property, (b) notice from any governmental agency that the Target Business, or any present or former owner, lessee or operator of such real property, is a potentially responsible party for cleanup liability with respect to the emission, discharge or release of any Hazardous Substance or for any other matter arising under the Environmental Laws or in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint under any Environmental Law, or (c) notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning the Target Business's compliance with any Environmental Law. All sewage is discharged into a public sanitary sewer system and no Hazardous Substances are emitted, discharged or released, directly or indirectly, by the Target Business into the atmosphere or any body of water. No permits, licenses or other authorizations issued pursuant to the Environmental Laws are required for the Target Business's use or occupancy of, or the Target Business's present use or occupancy of, any such real property. As used herein "Environmental Laws" means the Resource Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar federal, state and local laws, as amended, together with all regulations issued or promulgated thereunder, relating to pollution, the protection of the environment or the health and safety of workers or the general public. As used herein "Hazardous Substance" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, including, without limitation, asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum derived compounds, polychlorinated biphenyls, pesticides and radon.

                   4.16. Tax Matters. To the knowledge of Seller, there is no matter regarding Taxes that may have an adverse effect on the EXP Business or the Assets.

                   4.17. No Sale. Except as set forth on Schedule 4.8, the Target Business has not entered into any contract to sell, mortgage, pledge or encumber, directly or indirectly, any of its Assets (other than sales of Inventories in the ordinary course of business, consistent with past practice).

                   4.18. Brokers and Finders. All negotiations on behalf of Target Business and the Seller and the transaction contemplated hereby have been carried out directly by the parties hereto without the intervention of any broker, finder, investment banker or other third party representing Target Business or the Seller. Neither the Target Business nor the Seller have engaged or authorized any broker, finder, investment banker or other party to act on their behalf, directly or indirectly, as a finder, investment banker, or in any other capacity in connection with this Agreement or the transactions contemplated hereby.

                   4.19. Purchase Commitments. Except as set forth on Schedule
4.19 no purchase commitment of or by which the Target Business is bound which is not terminable on thirty (30) days notice or less is in excess of the normal, ordinary and usual requirements of the Business conducted by the Target Business or at an excessive price. The Seller has delivered to Purchaser a true and complete list of the Target Business's purchase commitments through the date of this Agreement.

                   4.20. Certain Reports. The Seller has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body or other governmental authority having jurisdiction over the Target Business or the Assets except where failure to do so would not have a material adverse effect on Seller.

                   4.21 Sole Ownership. Seller (including ESI and ES-GmbH) is the sole owner of all legal and beneficial title to the Assets and the EXP Business.

                   4.22. Board Action. The Boards of Directors of Seller and ESI, at duly held meetings, by requisite vote, determined that the Purchase and Sale is in the best interests of Seller's and ESI stockholders, respectively and approved this Agreement. Seller and ES-GmbH have each authority to convey and deliver the Assets as contemplated in this Agreement.

           5. Representations and Warranties of Purchaser. As a material inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

                   5.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                   5.2. Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All proceedings required to be taken by or on the part of each to authorize such execution, delivery and consummation have been or will be duly and properly taken prior to the Closing Date. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Seller this Agreement constitutes, and such other agreements and instruments when duly executed and delivered will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms. The execution and delivery by Purchaser of this Agreement and such other agreements and instruments and the consummation by each of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser pursuant to, its Certificate of Incorporation or Bylaws or any indenture, mortgage, lease, agreement or other instrument to which it is a party or by which it or any of its properties or assets is bound. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority in the United States of America is required for the execution and delivery by Purchaser of this Agreement and such other agreements and instruments or the consummation by any of them of the transactions contemplated hereby or thereby.

                   5.3. Truthfulness. No statement, representation or warranty of Purchaser in this Agreement or in any agreement, written document or certificate delivered by or on behalf of any of it pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                   5.4. Board Action. The Board of Directors of Purchaser, at a duly held meeting, by requisite vote, determined that the Purchase and Sale is in the best interests of Purchaser's stockholders and approved this Agreement. Purchaser has full authority to pay the Consideration pursuant to this Agreement.

                   5.5 Brokers and Finders. All negotiations on behalf of Purchaser and the transaction contemplated hereby have been carried out directly by the parties hereto without the intervention of any broker, finder, investment banker or other third party representing Purchaser, except that Purchaser has retained the services of Stephen Holmes for whose remuneration it shall remain solely responsible.

           6.  Further Covenants and Agreements.
               [Purposefully Omitted]

           7. Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of Purchaser:

                   7.1. Performance by Seller. All of the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed in all material respects.

                   7.2. Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

                   7.3. No Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser directly or indirectly to own, operate or control, after Closing, the Assets or the Business or any material portion thereof, or which could have any material adverse effect on the Business or the Assets or the value or prospects of any of them.

                   7.4. No Material Adverse Change. Since March 31, 2001: (a) there shall have occurred no material adverse change in (i) the Target Business or Assets, the condition of the Target Business (financial or otherwise), or the results of operations of the Target Business or the Business, whether or not arising from transactions in the ordinary course of business, or (ii) the Target Business's prospects or its position in its industry segment generally; and (b) neither the Assets nor the Target Business shall have been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion or other calamity or casualty or any strike, labor disturbance, riot, act of God or the public enemy.

                   7.5. Seller's Certificate. Purchaser shall have received from the Seller, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate, dated the Closing Date, of an officer of the Seller, an officer of ESI and the Manager of ES-GmbH, as to the satisfaction of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4, and as to such other matters as are reasonably required by Purchaser or its counsel.

                   7.6. Satisfaction of Counsel. All corporate and other actions and proceedings of the Seller in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received all such documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

                   7.7. Consents and Estoppels. All consents of third parties under any Contract or License, and all consents, orders, approvals and authorizations of, and registrations, qualifications and filings with, any regulatory or governmental authority, required in connection with the consummation of the transactions contemplated hereby (including, if required, the formation by Purchaser of a German corporate entity to receive certain of the Assets), or of the kind referred to in Section 6.2, and all estoppel letters from landlords and lenders reasonably requested by Purchaser, shall have been obtained in form and content reasonably satisfactory to Purchaser.

                   7.8. Title Reports, Lien, Judgment and Other Searches. Purchaser shall have received true and complete copies of the results of searches of appropriate title records, UCC filings, tax liens, fixture filings, judgments and pending judicial proceedings in each state and county in which the Target Business maintains (or has within the last five years maintained) an office as of an effective search date no earlier than 15 days prior to the Closing Date, showing that there is on file in such records no effective encumbrance, UCC financing statement or federal, state or local Tax Lien, or other Lien, or judgment naming the Target Business or any trade names used in the conduct of the Business, except as described in Schedule 4.4 or otherwise disclosed to Purchaser in writing prior to the date hereof.

                   7.9. New Hires. Purchaser, in its sole discretion, shall be satisfied that a sufficient number of appropriate personnel in the Boise and German operations of the EXP Business including, but not limited to, the German sales staff, shall have elected to become new hires of the EXP Business in the Purchaser's hands.

                   7.10. Bill of Sale, Assignment of Intellectual Property and Delivery of the Assets. Purchaser shall have received documents of conveyance necessary to convey the Assets and Business such as Bills of Sale and Assignments of Intellectual Property Rights, as well as an Assumption/Exclusion of Liabilities, satisfactory to counsel for Purchaser, from Seller, ES-GmbH and such other employees or consultants for the Target Business as Purchaser may request. Purchaser shall also receive delivery acceptable to Purchaser of the Assets and the EXP Business. In addition, the Purchaser shall have received conveyance, satisfactory to each of them, of certain royalty rights and technology, respectively.

                   7.11. Board Actions. The Boards of Directors of Seller, at duly held meetings, by requisite vote, determined that the Purchase and Sale is in the best interests of Seller's stockholders and approved this Agreement and its implementation.

           8. Conditions Precedent to Obligations of Seller. All obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of the Seller.

                   8.1. Performance by Purchaser. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

                   8.2. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

                   8.3. No Actions or Proceedings. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser directly or indirectly to own, operate or control, after Closing, the Target Business or the Business or any material portion thereof, or which could have any material adverse effect on the Target Business, the Business or the Assets or the value or prospects of any of them.

                   8.4. Officer's Certificate. The Seller shall have received from Purchaser, in form and substance reasonably satisfactory to them, a certificate, dated the Closing Date, of a Vice President of Purchaser certifying as to the satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3 and as to such other matters as are reasonably required by such counsel.

                   8.5. License-Back Agreement. The Purchaser shall have executed and delivered to the Seller the License-Back Agreement attached as Exhibit "E" hereto.

                   8.6. Satisfaction of Counsel. All corporate and other actions and proceedings of Purchaser in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to the Seller and his counsel, and such parties shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

                   8.7. The Consideration. The Consideration shall have been paid and Assumed Liabilities assumed by Purchaser.

                   8.8. Board Action. The Board of Directors of Purchaser, at a duly held meeting, by requisite vote, determined that the Purchase and Sale is in the best interests of Purchaser's stockholders and approved this Agreement and its implementation.

           9.  Indemnification.

                   9.1. Indemnities.

                   9.1.1. Purchaser agrees to indemnify and hold harmless the Seller from, against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against or suffered or incurred by the Seller to the extent caused by or resulting from a breach by Purchaser of any of its representations, warranties, covenants or obligations herein contained.

                   9.1.2. Seller agrees to indemnify and hold harmless the Purchaser from and against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against, suffered or incurred by Purchaser to the extent caused by or resulting from (i) a breach by the Seller of any of their representations, warranties, covenants or obligations herein contained; (ii) any tax liabilities of the Target Business accrued or incurred prior to the Closing except those specifically assumed by Purchaser as reflected in Exhibit B attached hereto; (iii) any liability or obligation arising in any way from any product manufactured or sold (except the Assumed Liabilities), or service rendered by the Target Business prior to the Closing; and (iv) any claims made by Employees or former Employees of the Target Business pertaining to services rendered or actions of or conditions at the Target Business prior to the Closing. Except with respect to the representations, warranties, convenants and agreements of Seller, ESI and ES-GmbH and their Affiliates pursuant to this Agreement and the Exhibits, Schedules and Closing documents related thereto, to the maximum extent permitted by applicable law, in no event will Seller be liable for any special, indirect, punitive, exemplary, incidental or consequential damages, including any lost profits or lost assets arising from the use, or inability to use or achieve any particular results from use of the Assets purchased from Seller. In no event will Seller be liable for consequential damages with respect to any breach of representation or warranty relating to the Tangible Personal Property.

                   9.2 Claims Procedures.

                   9.2.1. In the event that any claim is asserted against the Assets, Purchaser shall prepare a proposed statement of adjustment ("Statement of Adjustment") and deliver the Statement of Adjustment to Seller who shall have twenty (20) days to review and verify the Statement of Adjustment (the "Review Period"). If Seller does not object in writing to the Statement of Adjustment within the Review Period, then the Statement of Adjustment shall be final and binding on the Seller. If Seller does so object within the Review Period, then the parties shall meet as soon as practicable to attempt to resolve any such objection of Seller. If the parties agree in writing on a Statement of Adjustment, then the Seller and shall immediately pay their pro rata share of the amount set forth in the Statement of Adjustment.

                   9.2.2. If the parties cannot agree on a Statement of Adjustment within twenty (20) days after the Review Period, then the claim shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The decision of a sole arbitrator shall, except for mistakes of law, be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator, may be entered in any court having jurisdiction thereof. The arbitrator shall be an existing or former judge of a court of record within the United States or an attorney in good standing admitted to practice for a period of at least ten (10) years within the United States. No arbitration shall involve parties other than the parties hereto and their respective successors and assigns or be in any respect binding with respect to any such other parties. The situs of the arbitration will be in the County of Orange, State of California. The parties to any arbitration arising hereunder shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration and to use and exercise all of the same rights, remedies and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as if the subject matter of the arbitration were pending in a civil action before a court of highest jurisdiction in the state where the arbitration is held. The arbitrator shall have the power to enforce said discovery by imposition of same terms, conditions, consequences, liabilities, sanctions and penalties as can be or maybe imposed in like circumstances in a civil action by a court of highest jurisdiction of the state in which the arbitration is held, except the power to order the arrest or imprisonment of a person.

                   9.2.3. In the event that any claim is asserted against Purchaser or the Assets are made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of indemnification under Section 9.1.2., then the Seller shall be notified as promptly as possible. Seller shall have the right to join in the defense of said claim, action or proceeding at the Seller's sole cost and expense. Unless the parties otherwise agree in writing as to the manner in which the Seller shall defend, compromise or settle (exercising reasonable business judgment) such claim, Purchaser shall be entitled to defend, compromise or settle such claim, for the account, and at the risk, of the Seller.

                   9.3 Limitations. The respective rights of the parties to indemnification under this Agreement shall expire on, and shall be of no further force and effect after, the applicable time set forth in Section 10.15. No indemnification shall be claimed or made until the party claiming indemnification shall have incurred damages in the aggregate amount of Twenty Thousand Dollars ($20,000) and such indemnification shall only apply to the amount by which such claims exceed $20,000. The foregoing limitations shall not apply to claims which result from any criminal or fraudulent act or omission or any willful, intentional or knowing misrepresentation, breach of warranty or breach of covenant. Seller's liability with respect to any items of Tangible Personal Property will be limited to the net book value of such items on the books of Seller as of the Closing. In no case shall either party's total liability under this Agreement exceed the amount of the cash consideration reflected in Section 2.2(a) of this Agreement; provided, however, that this limitation shall not apply to Seller's or ES-GmbH's liability under Sections 3.1 or 3.5 hereof.

           10. Miscellaneous.

                   10.1 Specific Performance; Attorneys' Fees. Each of the parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

                   10.2. Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

                   10.3. Amendments and Waivers. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

                   10.4. Transferability; Assignment. The rights and obligations of Purchaser shall be assignable so long as Purchaser (or its successor in interest) remains responsible for payment of the Consideration. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                   10.5. Termination. In the event that the Closing cannot be held because any of the conditions to the Closing cannot be fulfilled on or prior to, or any extended date for the Closing agreed to by the parties hereto, Purchaser shall not have any obligation or liability of any nature whatever to the Seller, and all expenses incurred by any party hereto shall be for its own account, except as may otherwise be specifically provided in this Agreement; provided, however, that no party hereto shall be deemed to have waived any rights it may have arising from the breach or default of another party of any of the latter's representations, warranties, covenants or indemnities under this Agreement.

                   10.6. Notices. Any notice, request or other document to be given hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or telex, or an overnight air courier service, as follows:

If to Purchaser addressed to it at:

                   Troy Group, Inc.
                   2331 South Pullman Street
                   Santa Ana, California 92705
                   Attention: Brian P. Dirk, Vice President
                   Telecopier No.: (949) 250-3280

With a copy to:    Raymond F. Schuler, Esquire
                   650 Town Center Drive, Suite 810
                   Costa Mesa, California 92626
                   Telecopier No.: (714) 556-3108

If to the Seller addressed to it at:

                   Extended Systems of Idaho, Inc.
                   5777 N. Meeker Ave
                   Boise, Idaho 83713
                   Attention:  Karla K. Rosa, CFO
                   Telecopier No.: (208) 377-1906

With a copy to:    Bradley J. Rock, Esquire
                   Gray Cary Ware & Freidenrich LLP
                   400 Hamilton Avenue
                   Palo Alto, California 94301
                   Telecopier No.: (650) 327-3699

All such notices, requests and other documents shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when answered back, if telexed; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

                   10.7. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. The parties to this Agreement (and each other agreement executed in connection herewith or pursuant hereto) consent to jurisdiction for any action, suit or proceeding relating to this Agreement (and any agreement executed in connection herewith or pursuant hereto) in the courts of the United States of America sitting in Orange County in the State of California, or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of California sitting in Orange County and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

                   10.8. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, and is not reformed by such court, such holding shall not invalidate or render unenforceable any other provision hereof, except if such holding materially adversely affects a party's ability to realize the essential benefits of this Agreement.

                   10.9. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, or by the execution and attachment of counterpart signature pages to one or more counterparts, but all of which together shall constitute one and the same instrument.

                   10.11. Entire Agreement. This Agreement, together with the Schedules and Exhibits and the agreements, certificates and instruments delivered pursuant hereto or thereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings between or among the parties hereto relating to the subject matter hereof and thereof, including, without limitation, any letter of intent or proposal executed or delivered by or on behalf of any of the parties prior to the date hereof.

                   10.12. Public Announcements. Neither party shall make any public announcements concerning the transactions contemplated by this Agreement or the consummation thereof without first obtaining the prior written consent of the other as to the content, form and timing of any such announcement (except that either party may make such announcements, at such times, as such party, in its sole discretion, deems necessary or appropriate to comply with applicable laws).

                   10.13. Gender. With respect to the language of this Agreement, the use of the masculine gender shall include the feminine and neuter, and the use of the neuter shall include the masculine and/or feminine, in each case, as the context reasonably requires.

                   10.14. No Waiver; Cumulative Remedies. No failure on the part of any party to exercise, and no delay in the exercise of, any right, power, privilege or remedy of such party hereunder, or under any other agreement or instrument executed in connection herewith or pursuant hereto, or pursuit of any particular right, power, privilege or remedy hereunder or thereunder at any particular time, singly or together with others, or any partial exercise thereof, shall operate as a waiver of, or preclude the exercise or availability of, any right, power, privilege or remedy of such party under this Agreement or any such other agreement or instrument executed in connection herewith or pursuant hereto.

                   10.15. Survival. The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby, and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party or of the actual or constructive knowledge by any party of inaccuracy or breach thereof. Notwithstanding any of the foregoing to the contrary, any claim asserting a breach of any of the representations and warranties of the parties set forth in Sections 4 or 5, or of any of the covenants of the parties set forth in Section 6, must be asserted in writing to the breaching party no later than the end of the 30th full month following the Closing Date, failing which such claim shall be barred, except that such limitation shall not apply to (a) claims based upon any of the representations and warranties contained in Sections 4.1, 4.2, 4.15, 4.16, 4.17, 5.1, 5.2 and 5.4, or (b) any criminal or fraudulent act or omission, or any willful, intentional or knowing misrepresentation, breach of warranty or breach of covenant.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER"                                "SELLER"

TROY GROUP, INC.,                         EXTENDED SYSTEMS OF IDAHO,
a Delaware corporation                    INCORPORATED an Idaho corporation

By: /s/ Brian P. Dirk                     By: /s/ Karla K. Rosa
    Brian P. Dirk, Vice President,            Karla K. Rosa,
    Corporate Development                     Chief Financial Officer



                                          ES-GmbH, a Geselschaft mit
                                          beschrankter Haftung of the Federal
                                          Republic of Germany

                                          By: /s/ Steven D. Simpson
                                              Authorized Signature





                                          "CO-OBLIGOR"

                                          EXTENDED SYSTEMS INCORPORATED
                                          a Delaware corporation

                                          By:  /s/ Karla K. Rosa
                                               Karla K. Rosa,
                                               Chief Financial Officer